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                                                               EXHIBIT NO. 11(b)

                  COMPUTATION FOR DILUTED EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)

                                                                                    2000           1999             1998
Diluted earnings (loss) per share
---------------------------------
 Net earnings (loss)                                                                   $ 12.2         $ 14.3           $ (9.3)

 Average number of common shares outstanding                                             40.2           39.9              39.8
 Average number of common shares issuable under stock options                             0.3            0.3               0.6
                                                                                          ---            ---               ---
 Average number of common and common stock equivalents
     outstanding                                                                         40.5           40.2              40.4

  Diluted earnings (loss) per share                                                    $ 0.30          $0.36           $(0.23)
                                                                                       ======          =====           =======

Diluted earnings (loss) per share for 1998 was antidilutive.